Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:               Jamie Fulmer- (864) 342-5633

Director of Investor Relations

jfulmer@advanceamerica.net

Advance America Announces Earnings of $0.25 Per Share, Total Revenues Increased 10.0% Over Prior Year

SPARTANBURG, S.C., April 26, 2006– Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the first quarter ended March 31, 2006.

During the first quarter total revenues increased 10.0% to $152.2 million, compared to $138.4 million for the quarter ended March 31, 2005. The increase in total revenues during the quarter was primarily due to the opening of new centers and growth in existing centers.

For the quarter ended March 31, 2006, total revenues for the centers opened prior to January 1, 2005 increased 12.3% (excluding centers closed or suspended). Excluding centers in Arkansas, Illinois, Indiana, and Pennsylvania where legislative and regulatory changes have negatively affected revenues, total revenues for centers opened prior to January 1, 2005 increased 21.6%.

Center gross profit for the quarter ended March 31, 2006 increased 9.2%, from $45.9 million during the same period in 2005 to $50.1 million in 2006. Net income for the quarter ended March 31, 2006 was $20.4 million, compared to net income of $19.7 million for the same period in 2005.

Diluted earnings per share were $0.25 for the quarter ended March 31, 2006 compared to diluted earnings per share of $0.24 for the same period in 2005.

Commenting on the first quarter 2006 results, Advance America’s President and Chief Executive Officer Ken Compton said, “We are extremely pleased with the results of a solid first quarter. They reflect overall strength in our business and continued consumer demand for the payday cash advance product. Throughout 2006, we will continue to focus on operational excellence, as well as evaluating the possibility of new products, as part of our ongoing efforts to enhance revenues and provide services needed by customers.”

As previously announced, in February 2006, the Company became aware that the FDIC has instructed certain lending banks, including the lending banks for whom the Company acts as a marketing, processing and servicing agent, to discontinue offering payday cash advances and alternative credit products if they cannot adequately address the FDIC’s continuing concerns regarding those products. In response to the FDIC’s latest actions, the lending bank for which we market, process, and service payday cash advances and installment loans in Pennsylvania discontinued offering advances and loans on March 27, 2006. On April 17, 2006 the Company began offering payday cash advance services directly to Pennsylvania customers who are in good standing on an interim basis where fees, other than applicable NSF fees, are not charged. In Arkansas, the lending bank discontinued offering installment loans on April 8, 2006, and has indicated that it will discontinue offering advances on June 24, 2006.

The Company continues to review alternative methods for conducting business in both Pennsylvania and Arkansas. At the present time, Management is not able to estimate what operational changes would be required or the impact of those changes.

As of March 31, 2006, the Company operated 101 centers in Pennsylvania, and 30 centers in Arkansas. The Company’s net revenues in those two states were approximately $41.2 million in 2005.

The Company opened 42 new centers during the first quarter ended March 31, 2006 compared to 22 during the same period in 2005. As of March 31, 2006, the Company had expanded its national operating network to a total of 2,640 centers in 36 states.

The provision for doubtful accounts and agency bank losses as a percent of total revenues for the quarter ended March 31, 2006 was 7.8% compared to 7.3% for the same period in 2005.

On April 26, 2006, the Company’s Board of Directors declared a regular quarterly dividend of $0.11 per share. The dividend will be payable on June 9, 2006, to stockholders of record as of May 26, 2006.

The Company will discuss these results during a conference call on Thursday, April 27 at 9:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (888) 515-2235. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 5257447) until the close of business on May 4, 2006.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,600 centers in 36 states. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable. Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements. These factors include: current and future litigation and regulatory proceedings against us, including but not limited to those against us in Florida, Georgia, North Carolina, and Pennsylvania; the closure of our centers in North Carolina; the effect of the lending banks for whom we act as a marketing, processing and servicing agent, ceasing to offer new payday cash advances and alternative credit products; federal and state governmental regulation of payday cash advance services, consumer lending, and related financial services businesses; our ability to efficiently and profitably manage a credit services organization business and a check-cashing business and identify and implement any alternative methods of doing business in Pennsylvania and Arkansas; customer demand and response to services and products offered at our payday cash advance, check-cashing, or credit service centers; the uncertainty of consumer and investor reception to our involvement with credit services, check-cashing services, and other alternative methods for conducting business; the accuracy of our estimates of losses; our relationships with the lending banks and with the banks party to our revolving credit facility; theft and employee errors; the availability of adequate financing, suitable centers, and experienced management employees to implement our growth strategy; increases in interest rates, which increase our borrowing costs; the fragmentation of the payday cash advance services industry and competition from various other sources, such as other payday cash advance providers, small loan providers, short-term consumer lenders, banks, savings and loans, and other similar financial services entities, as well as retail businesses that offer consumer loans or other products or services similar to those offered by us; and our lack of product and business diversification. For a more detailed discussion of some of these factors, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, a copy of which is available from the SEC, upon request from us, or by going to our website: www.advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three Months Ended March 31, 2005 and 2006

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2006

Revenues:
Fees and interest charged to customers	$105,156	$143,092
Marketing, processing and servicing fees	33,227	9,077
Total revenues	138,383	152,169

Provision for doubtful accounts and agency bank losses	(10,091)	(11,876)
Net revenues	128,292	140,293

Center Expenses:
Salaries and related payroll costs	42,048	46,547
Occupancy costs	19,127	21,048
Center depreciation expense	3,537	3,953
Advertising expense	5,245	3,319
Other center expenses	12,437	15,290
Total center expenses	82,394	90,157
Center gross profit	45,898	50,136

Corporate and Other Expenses (Income):
General & administrative expenses	11,801	13,011
Corporate depreciation expense	1,077	961
Interest expense	826	907
Interest income	(91)	(176)
Loss on disposal of property and equipment	96	208
Income before income taxes	32,189	35,225
Income tax expense	12,451	14,313
Income before income of consolidated variable interest entity	19,738	20,912
Income of consolidated variable interest entity	—	(485)
Net income	$19,738	$20,427

Net income per common share - basic	$0.24	$0.25
Weighted average number of shares outstanding - basic	83,958	81,827

Net income per common share - diluted	$0.24	$0.25
Weighted average number of shares outstanding - diluted	83,958	81,827

Consolidated Balance Sheets

December 31, 2005 and March 31, 2006 (unaudited)

(in thousands, except per share data)

	December 31,	March 31,
	2005	2006
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$27,259	$30,767
Advances and fees receivable, net	193,468	153,777
Deferred income taxes	6,367	5,600
Other current assets	5,033	12,168
Total current assets	232,127	202,312
Restricted cash	10,034	10,359
Property and equipment, net	64,990	63,089
Goodwill	122,586	122,627
Other assets	6,651	6,341
Total assets	$436,388	$404,728

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,306	$12,243
Accrued liabilities	29,895	25,925
Income taxes payable	11,349	3,941
Accrual for excess bank losses	1,373	2,920
Current portion of long-term debt	503	482
Total current liabilities	52,426	45,511
Revolving credit facility	37,933	—
Long-term debt	6,185	6,061
Deferred income taxes	15,706	16,566
Other liabilities	44	89
Total liabilities	112,294	68,227

Non-controlling interest in variable interest entity	21,069	21,525

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 82,219 shares outstanding at December 31, 2005; 96,821 shares issued and 82,352 shares outstanding at March 31, 2006	968	968
Paid in capital	282,840	283,422
Retained earnings	83,842	95,211
Common stock in treasury (14,602 shares at cost at December 31, 2005;
14,469 shares at cost at March 31, 2006)	(64,625)	(64,625)
Total stockholders’ equity	303,025	314,976
Total liabilities and stockholders’ equity	$436,388	$404,728